Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the reference to our firm under the caption “Experts” and the use of our report dated March 24, 2017, which includes an explanatory paragraph regarding the substantial doubt about the Company’s ability to continue as a going concern, on the financial statements of ENDRA Life Sciences Inc. which appears in this Registration Statement on Form S-1 Amendment No. 9.

/s/ RBSM LLP

Henderson, NV

April 14, 2017